SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

 CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF
   THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS
       UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                         Commission File Number 0-25926

                             WOODROAST SYSTEMS, INC.
             (Exact name of registrant as specified in its charter)

                        10250 VALLEY VIEW ROAD, SUITE 145
                          EDEN PRAIRIE, MINNESOTA 55344
                                 (612) 944-5113
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                    COMMON STOCK, PAR VALUE $0.005 PER SHARE
            (Title of each class of securities covered by this Form)

                                      NONE
             (Titles of all other classes of securities for which a
           duty to file reports under section 13(d) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)       [X]          Rule 12h-3(b)(1)(i)        [ ]
         Rule 12g-4(a)(1)(ii)      [ ]          Rule 12h-3(b)(1)(ii)       [ ]
         Rule 12g-4(a)(2)(i)       [ ]          Rule 12h-3(b)(2)(i)        [ ]
         Rule 12g-4(a)(2)(ii)      [ ]          Rule 12h-3(b)(2)(ii)       [ ]

         Approximate number of holders of record as of the certification or notice date: 52

         Pursuant to the requirements of the Securities Exchange Act of 1934, Woodroast Systems, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                   WOODROAST SYSTEMS, INC.

Date: September 22, 1998           By: /s/ Mark D. Dacko
                                       -----------------------------------------
                                       Mark D. Dacko
                                       Controller (Principal Accounting Officer)
                                       and Secretary